Exhibit 99.1

Ramaco Resources, Inc. Reports Second Quarter 2022 Financial Results

LEXINGTON, KY., Aug. 8, 2022 / PRNewswire/ --

●	For the second quarter of 2022, quarterly net income was $33.3 million (diluted EPS of $0.74) and Adjusted EBITDA was $57.9 million, which respectively were 235% and 220% higher than our previous second quarter records.
●	We built approximately 90,000 tons of inventory during the second quarter of 2022 due largely to continued logistical issues in the form of slow rail service. This brings the total inventory build for first half of 2022 to over 180,000 tons. Had this coal timely shipped in the first half of 2022 as expected, we believe EPS and Adjusted EBITDA would have been higher by $0.65 per share and $40 million respectively[1].
●	The Company has booked total 2022 sales of roughly 2.8 million tons as of August 4 at an average sales price of roughly $214 per ton fob mine[2]. Approximately 200,000 tons of future production is remaining to be placed.
●	We estimate that these 2.8 million tons of committed sales currently translate into estimated 2022 net income of over $230 million (EPS of over $5.10) and Adjusted EBITDA of roughly $340 million[3].
●	We recently contracted for the sale of roughly a quarter of a million tons of our metallurgical coal to European utility customers priced at thermal coal linked index pricing, which translates into a mine netback price of over $250 per short ton FOB mine[2].
●	The Company announced today that it has entered into an agreement to acquire 100% of the membership interests in Maben Coal LLC (“Maben”) with its 30+ million tons of low volatile coal reserves for an aggregate purchase price of $30 million. We estimate that the transaction has a payback of less than 2 years[4]. We anticipate initial highwall production in late 2022, reaching full production of 250,000 tons of low volatile coal in 2023. The transaction provides future optionality to increase annual production to approximately 1 million tons.
●	Our Board recently approved the expansion of the preparation plant capacity at the Elk Creek mining complex to 3.0 million tons from its current 2.1 million ton level. This expansion is expected to be complete in mid-2023.

●	We are now guiding to a higher production level of at least 4.3 million tons in 2023, up from the previous guidance of 4.0 million tons. This is as a result of the Maben acquisition and the Elk Creek plant capacity expansion. The Company has also now increased its longer-range production guidance to a future production level of approximately 6.5 million tons by 2025. This level will essentially be three times the 2.2 million tons production level for year-end 2021.
●	We have increased our growth-related capital expenditure guidance by roughly $25 million, and now expect total 2022 capital expenditures of $105 - $125 million. This increase reflects the expenditure for the Maben acquisition, the expansion of the Elk Creek processing capacity, as well as the acceleration of various equipment related capital expenditures for enhanced production from 2022 to 2023.
●	We are reducing our full-year 2022 production guidance to 2.8 – 3.1 million tons due to the previously announced methane ignition at one of the three mines at our Berwind mine complex. We have also increased

1 Mine level, before corporate expenses, using YTD average spot pricing as of June 30, 2022 for tons in inventory.

2 Using forward curve pricing as of August 4, 2022 for index-linked sales.

3 Mine level, before corporate expenses, using midpoint of cost guidance and forward curve pricing as of August 4, 2022 for index-linked sales.

4 Inclusive of purchase price and all capital expenditures, based on spot API2 pricing as of August 4, 2022.

our cost guidance to $89 - $97 per ton, reflecting lower expected second half tonnage from Berwind, as well as the combination of continued inflationary increase on labor and some mine costs.

Ramaco Resources, Inc. (NASDAQ: METC) (“Ramaco” or the “Company”) today reported quarterly net income for the three months ended June 30, 2022, of $33.3 million, or $0.74 per diluted share. This was nearly 240% higher than net income for the three months ended June 30, 2021, of $9.9 million, or $0.23 per diluted share.

The Company’s adjusted earnings before interest, taxes, depreciation, amortization, and equity-based compensation (“Adjusted EBITDA”) was $57.9 million for the three months ended June 30, 2022. This was 220% higher than $18.1 million of Adjusted EBITDA for the three months ended June 30, 2021. (See “Reconciliation of Non-GAAP Measure” below.)

Key operational and financial metrics are presented below:

Key Metrics
	2Q22	1Q22	Change	2Q21	Change	2Q22 YTD	2Q21 YTD	Change
Total Tons Sold ('000)	584	583	0%	686	(15)%	1,167	1,108	5%
Revenue ($mm)	$138.7	$154.9	(10)%	$76.1	82%	$293.5	$119.5	146%
Cost of Sales ($mm)	$76.6	$81.3	(6)%	$57.8	33%	$157.9	$89.0	77%
Pricing of Company Produced ($/Ton)	$215	$234	(8)%	$96	124%	$224	$93	140%
Cash Cost of Sales - Company Produced ($/Ton)*	$106	$101	5%	$67	58%	$104	$63	65%
Cash Margins on Company Produced ($/Ton)	$109	$133	(18)%	$29	276%	$120	$30	295%
Net Income ($mm)	$33.3	$41.5	(20)%	$9.9	235%	$74.8	$14.1	431%
Diluted Earnings per Share	$0.74	$0.92	(20)%	$0.23	228%	$1.66	$0.32	416%
Adjusted EBITDA ($mm)	$57.9	$64.1	(10)%	$18.1	220%	$121.9	$29.6	312%
Capex ($mm)	$34.1	$19.7	73%	$4.8	606%	$53.8	$8.6	529%
Adjusted EBITDA less Capex ($ mm)	$23.8	$44.3	(46)%	$13.3	79%	$68.1	$21.1	223%

* Adjusted to include the royalty savings from the Ramaco Coal transaction for all periods.

Second Quarter 2022 Summary

In the following paragraphs, all references to “quarterly” periods or to “the quarter” refer to the second quarter of 2022, unless specified otherwise.

Year over Year Quarterly Comparison

Overall production in the quarter was 666,000 tons, up 16% from the same period of 2021. The Elk Creek complex produced 482,000 tons. Production from the Berwind and Knox Creek Mining complexes increased from 24,000 tons in 2021 to 184,000 tons this quarter. Overall total sales were 584,000 tons, down from 686,000 tons in the second quarter of 2021. The decline was largely attributable to continued slow rail service. This logistical constraint contributed to an inventory build of almost 90,000 tons during this quarter, and a total inventory build of over 180,000 tons for the first half of 2022.

Cash margins on Company produced coal were $109 per ton during the quarter, up over 275% from the same period of 2021. Quarterly pricing was $215 per ton of Company produced coal sold, which was almost 125% higher compared to the second quarter of 2021. Company produced cash mine costs during this quarter were $106 per ton. Quarterly cash mine costs per ton were 58% higher than for the same period of 2021. This increase in costs is principally attributed to higher sales-related costs, as well as inflationary impacts on overall costs. Cash mine costs at Elk Creek were $100 per ton during the quarter.

Despite current inflationary cost pressures, we are starting to see a decline in key raw material costs such as the price of diesel fuel and steel. We continue to anticipate a meaningful reduction in cash costs per ton in the second half of 2022. This projected decrease would be based upon factors including an increase in second half production over the first half, trucking savings from the commissioning of our Berwind Preparation Plant in the third quarter, and the full impact of royalty savings from the Ramaco Coal transaction.

Sequential Quarter Comparison

Overall production of 666,000 tons in the quarter was flat compared with the first quarter. Total sales volume of 584,000 tons for the quarter was roughly equal to the first quarter of 2022. Cash margins on Company produced coal were $109 per ton during the quarter compared to $133 per ton in the first quarter. The decline in margin was mainly due to lower realized pricing, with revenue per ton of $215 on company produced coal in the second quarter compared to $234 per ton in the first quarter of 2022.

We had previously noted that this quarter was expected to have lower revenue as it was the quarter with the heaviest volume of lower priced domestic sales. The level of that domestic volume however, constituted a higher than expected 80% of our overall coal sales due to the inventory build. Approximately 90,000 tons of the largely rail-related inventory build during the second quarter of 2022 had previously been earmarked for sale into the export market at higher prices. Importantly, we view this as deferred, not lost revenue. A significant portion of this unsold inventory has now been booked for sale in the second half of 2022 to a seaborne customer and priced against the seaborne thermal coal index for delivery.

Additional Financial Results

As of June 30, 2022, the Company had liquidity of $83.1 million, consisting of $43.5 million of cash on hand plus $39.6 million of availability under its revolving credit facility. Compared to March 31, 2022, accounts receivable and inventory increased meaningfully to $85.1 million, while accounts payable decreased to $34.4 million. The net balance sheet impact was a negative $24.0 million movement from March 31, 2022, to June 30, 2022.

Second quarter capital expenditures totaled $34.1 million. This was an increase of 73% versus $19.7 million for the first quarter of 2022 (excluding the Ramaco Coal acquisition). The increase was attributable to the continued development at the Berwind complex of both new mines and the preparation plant renovation, as well as the ongoing plant expansion of the Elk Creek complex.

The Company’s effective quarterly tax rate was 22.8%, excluding discrete items. For the second quarter of 2022, we recognized income tax expense of $9.8 million, as compared with $0.2 million in the second quarter of 2021.

The following summarizes key sales, production and financial metrics for the periods noted:

	Three months ended			Six months ended June 30,
	June 30,	March 31,	June 30,
In thousands, except per ton amounts	2022	2022	2021	2022	2021

Sales Volume (tons)
Company	578	573	664	1,151	1,071
Purchased	5	10	21	16	37
Total	584	583	686	1,167	1,108

Company Production (tons)
Elk Creek Mining Complex	482	503	550	985	1,061
Berwind Mining Complex (includes Knox Creek)	184	163	24	347	91
Total	666	666	574	1,332	1,152

Company Produced Financial Metrics (a)
Average revenue per ton	$215	$234	$96	$224	$93
Average cash costs of coal sold*	106	101	67	104	63
Average cash margin per ton	$109	$133	$29	$120	$30

Elk Creek Financial Metrics (a)
Average revenue per ton	$208	$236	$95	$221	$92
Average cash costs of coal sold*	100	92	62	96	59
Average cash margin per ton	$108	$144	$33	$125	$33

Purchased Coal Financial Metrics (a)
Average revenue per ton	$186	$354	$109	$299	$96
Average cash costs of coal sold	155	300	91	253	83
Average cash margin per ton	$31	$54	$18	$46	$13

Capital Expenditures	$34,066	$19,742	$4,826	$53,807	$8,551

(a)	Excludes transportation.

* Adjusted to include the royalty savings from the Ramaco Coal transaction for all periods.

Outlook and Comment

Randall Atkins, Ramaco Resources’ Chairman and Chief Executive Officer commented, “The second quarter was another strong quarter, largely in-line with results from our first quarter. We remain poised to have both a record second half and full-year 2022, with financial metrics at multiples of 2021.

Importantly, we continue in our growth mode with a goal to increase our production to meet what we feel will be a continuing future demand for high quality met coal against a constrained growth in supply. We are adjusting our longer-term guidance to reflect a three-year target of now achieving roughly 6.5 million tons of production by 2025. This represents more than three times the output than we achieved last year. This increase will be financed from internally generated cash flow.

Focusing first on current results, this quarter’s net income and Adjusted EBITDA were 235% and 220% greater than our previous respective highest second quarter records. Our first half of 2022 Adjusted EBITDA of $122 million and diluted EPS of $1.66 were records, largely driven by strong pricing early in the year.

On sales metrics, we now have booked total sales of roughly 2.8 million tons at an average price of rough $214 per ton1. Approximately 200,000 tons of production remain to be placed.

We estimate that these committed sales currently translate into estimated 2022 net income of over $230 million, EPS of over $5.10 and Adjusted EBITDA of roughly $340 million2. When comparing those figures to year-end 2021, through this July we have already generated results which would be roughly 6x of net income, 5x of EPS and 4x of Adjusted EBITDA. We hope additional sales by year-end will improve those numbers.

Like all our peers, first half delivered sales suffered from poor rail service. This logistical constraint had a direct financial impact on us but was unfortunately outside of our control. As a result, we built almost 90,000 tons of inventory during the second quarter of 2022. This compounded the same logistical issue we had in the first quarter, bringing our first half of 2022 inventory build to over 180,000 tons.

As strong as our results were historically, had the rails performed they would have both been even stronger and closer to consensus projections. We estimate that our first half EPS and Adjusted EBITDA would have been meaningfully higher by $0.65 per share and $40 million respectively3, had that coal shipped.

As we look ahead to the second half, perhaps somewhat propitiously, the first half inventory build may turn out to be a blessing in disguise. Should rail transportation bottlenecks ease as anticipated in the second half of 2022, then that inventory buildup may be able to be sold at higher realized prices for export.

The on-going events in Ukraine have created an unusual dynamic where historical pricing between thermal and certain met coal qualities has inverted. With the European Union set to ban Russian coal imports in a few days, we conjecture that this unique pricing inversion may not be short lived.

Accordingly, in July we entered into a sales contract to a seaborne thermal customer for delivery later this year of roughly 250,000 tons of a lower grade metallurgical coal at index prices linked to the thermal coal curve. At current index pricing, this sale translates into a netback of over $250 per short ton FOB mine to Ramaco, much higher than had it been sold into current met markets.

This is perhaps a good segue into commenting on our forward view on 2023 domestic and export sales strategy. The domestic sales season to U.S. steel customers has already commenced. For 2023, we intend to sell our coal into whatever markets will yield the best netback pricing. We are confident in our operational and logistical flexibility to sell into whatever represents the strongest market, should the pricing dynamic favor export thermal sales over domestic or seaborne metallurgical markets.

Also, as a result of our unfortunate recent Berwind methane ignition incident on July 10th, we reduced our full-year 2022 production guidance, and increased cost guidance. Since discovery of the ignition, we have been working closely with both MSHA and West Virginia MHST to investigate the matter and hopefully will soon begin remediation efforts on the affected mine. As a remainder, our two other mines at the Berwind complex, including our Triad and Laurel Fork mines, have already returned to production.

We are also excited to have announced an agreement to purchase the Maben mine assets in West Virginia with its 33 million tons of low volatile reserves. This fits within our strategic profile of acquiring low-cost, high quality greenfield reserves which can quickly be put into production. This is similar in character to our Amonate acquisition last fall. We anticipate starting initial highwall mine production at Maben in the late fourth quarter of 2022 and in 2023 to be at full production of roughly 250,000 tons of coal from the Sewell seam.

1 Using forward curve pricing as of August 4, 2022 for index-linked sales.

2 Mine level, before corporate expenses, using midpoint of cost guidance and forward curve pricing as of August 4, 2022 for index-linked sales.

3 Mine level, before corporate expenses, using YTD average spot pricing as of June 30, 2022 for tons in inventory.

This transaction has an attractive payback of less than 2 years1. It also provides us the optionality to increase future production at Maben to roughly one million tons annually should we elect to pursue a larger deep mine operation in several other underground low-volatile seams.

Regarding other production increases, last month the Board of Directors approved the expansion of the Elk Creek Preparation Plant from 2.1 million tons of capacity to 3.0 million tons by mid-2023. As a reminder, we had already been in the process this year of increasing capacity to 2.5 million tons at the plant. We are increasing our 2022 capital expenditure guidance by $28 million largely on the back of Maben and the plant upgrade and now also anticipate increasing our 2023 production guidance to at least 4.3 million tons.

In closing, despite the challenges this year from our rail difficulties and the recent incident at our Berwind mine, we are on track to have our most profitable and record year in 2022. We remain extremely positive about Ramaco’s growth trajectory. We hope over the next few years to transition into an ever-larger enterprise with both even stronger fundamental financial metrics and the continued ability to return capital to our shareholders.”

1 Inclusive of purchase price and all capital expenditures, based on spot API2 pricing as of August 4, 2022.

2022 Guidance

(In thousands, except per ton amounts and percentages)

	2022 Guidance	2021

Company Production (tons)
Elk Creek Mining Complex	2,050 - 2,150	1,981
Berwind Mining Complex	500 - 600	181
Knox Creek Mining Complex (a)	250 - 350	62
Total	2,800 - 3,100	2,224

Sales Mix (b)
Metallurgical	2,450 - 2,650	2,232
Steam	350 - 450	54
Total	2,800 - 3,100	2,286

Cost Per Ton
Company Produced (c)	$89 - 97	$67

Other
Capital Expenditures (d)	$105,000 - 125,000	$29,466
Selling, general and administrative expense (e)	$27,000 - 30,000	$16,369
Depreciation and amortization expense	$36,000 - 39,000	$26,205
Interest expense, net	$5,000 - 7,000	$2,556
Effective tax rate (f)	15 - 25%	16%

(a)	Includes Big Creek.
(b)	2022 guidance includes a small amount purchased coal.
(c)	Adjusted to include the royalty savings from the Ramaco Coal transaction for all periods.
(d)	Excludes purchase price of Amonate in 2021.
(e)	Excludes stock-based compensation.
(f)	Normalized, to exclude discrete items.

Committed 2022 Sales Volume(a)

(In millions, except per ton amounts)

	Volume	Average Price
North America, fixed priced	1.8	$188
Seaborne, fixed priced	0.4	$314
Total, fixed priced	2.2	$211
Indexed priced	0.2
Total committed tons	2.5

(a)	Amounts as of June 30, 2022, and includes a small amount of purchased coal. Totals may not add due to rounding.

About Ramaco Resources, Inc.

Ramaco Resources, Inc. is an operator and developer of high-quality, low-cost metallurgical coal in southern West Virginia, southwestern Virginia and southwestern Pennsylvania. Its executive offices are in Lexington, Kentucky, with operational offices in Charleston, West Virginia and Sheridan, Wyoming. The Company currently has three active mining complexes in Central Appalachia and one mine not yet in production near Sheridan, Wyoming. Contiguous to the Wyoming mine it operates a research and pilot facility related to the production of advanced carbon products and materials from coal. In connection with these activities, it holds a body of roughly 50 intellectual property patents, pending applications, exclusive licensing agreements and various trademarks. News and additional information about Ramaco Resources, including filings with the Securities and Exchange Commission, are available at http://www.ramacoresources.com. For more information, contact investor relations at (859) 244-7455.

Earnings Conference Call

Ramaco Resources will hold its quarterly conference call and webcast at 9:00 AM Eastern Time (ET) on Tuesday, August 9, 2022. An accompanying slide deck will be available at https://www.ramacoresources.com/investors-center/events-calendar/ immediately before the conference call.

To participate in the live teleconference on August 9, 2022:

Domestic Live: (877) 300-8521

International Live: (412) 317-6026

Conference ID: 10169849

Web link: Click Here

To listen to a replay of the teleconference through August 23, 2022:

Domestic Replay: (844) 512-2921

International Replay: (412) 317-6671

Replay PIN Number: 10169849

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent Ramaco Resources’ expectations or beliefs concerning guidance, future events, anticipated revenue, future demand and production levels, macroeconomic trends, the development of ongoing projects, costs and expectations regarding operating results, and it is possible that the results described in this news release will not be achieved. These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of Ramaco Resources’ control, which could cause actual results to differ materially from the results discussed in the forward-looking statements. These factors include, without limitation, risks related to the impact of the COVID-19 global pandemic, unexpected delays in our current mine development activities, failure of our sales commitment counterparties to perform, increased government regulation of coal in the United States or internationally, the further decline of demand for coal in export markets and underperformance of the railroads, the expected benefits of the Ramaco Coal and Maben acquisitions to the Company’s shareholders, and the anticipated benefits and impacts of the Ramaco Coal and Maben acquisitions. Any forward-looking statement speaks only as of the date on which it is made, and, except as required by law, Ramaco Resources does not undertake any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. New factors emerge from time to time, and it is not possible for Ramaco Resources to predict all such factors. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements found in Ramaco Resources’ filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The risk factors and other factors noted in Ramaco Resources’ SEC filings could cause its actual results to differ materially from those contained in any forward-looking statement.

Ramaco Resources, Inc.
Unaudited Consolidated Statements of Operations

	Three months ended June 30,		Six months ended June 30,
In thousands, except per share amounts	2022	2021	2022	2021

Revenue	$138,655	$76,057	$293,537	$119,511

Costs and expenses
Cost of sales (exclusive of items shown separately below)	76,644	57,762	157,897	88,958
Asset retirement obligations accretion	755	154	990	305
Depreciation and amortization	9,783	5,955	18,463	12,110
Selling, general and administrative	8,786	5,165	20,610	9,873
Total costs and expenses	95,968	69,036	197,960	111,246

Operating income	42,687	7,021	95,577	8,265

Other income, net	2,348	3,432	2,714	6,367
Interest expense, net	(1,937)	(283)	(3,068)	(485)
Income before tax	43,098	10,170	95,223	14,147
Income tax expense	9,818	228	20,472	62
Net income	$33,280	$9,942	$74,751	$14,085

Earnings per common share
Basic earnings per share	$0.75	$0.23	$1.69	$0.32
Diluted earnings per share	$0.74	$0.23	$1.66	$0.32

Basic weighted average shares outstanding	44,271	44,184	44,226	43,816
Diluted weighted average shares outstanding	45,135	44,184	45,022	43,816

Ramaco Resources, Inc.

Consolidated Balance Sheets

In thousands, except per-share amounts	June 30, 2022	December 31, 2021

Assets
Current assets
Cash and cash equivalents	$43,461	$21,891
Accounts receivable	52,746	44,453
Inventories	32,388	15,791
Prepaid expenses and other	3,513	4,626
Total current assets	132,108	86,761
Property, plant and equipment, net	341,596	227,077
Financing lease right-of-use assets, net	10,913	9,128
Advanced coal royalties	2,903	5,576
Other	2,186	491
Total Assets	$489,706	$329,033

Liabilities and Stockholders' Equity
Liabilities
Current liabilities
Accounts payable	$34,363	$15,346
Accrued expenses	35,350	19,410
Asset retirement obligations	484	489
Current portion of long-term debt	6,066	7,674
Current portion of related party debt	30,000	—
Current portion of financing lease obligations	4,465	3,461
Other current liabilities	70	280
Total current liabilities	110,798	46,660
Asset retirement obligations	24,763	22,060
Long-term debt, net	1,877	3,339
Long-term related party debt	20,000	—
Long-term financing lease obligations, net	4,501	4,599
Senior notes, net	32,594	32,363
Deferred tax liability, net	12,854	6,406
Other long-term liabilities	2,637	2,532
Total liabilities	210,024	117,959

Commitments and contingencies	—	—

Stockholders' Equity
Preferred stock, $0.01 par value	—	—
Common stock, $0.01 par value	441	441
Additional paid-in capital	164,918	163,566
Retained earnings	114,323	47,067
Total stockholders' equity	279,682	211,074
Total Liabilities and Stockholders' Equity	$489,706	$329,033

Ramaco Resources, Inc.

Unaudited Statement of Cash Flows

	Six months ended June 30,
In thousands	2022	2021
Cash flows from operating activities
Net income	$74,751	$14,085
Adjustments to reconcile net income to net cash from operating activities:
Accretion of asset retirement obligations	990	305
Depreciation and amortization	18,463	12,110
Amortization of debt issuance costs	243	29
Stock-based compensation	4,173	2,577
Other income - gain on sale of mineral rights	(2,113)	—
Other income - employee retention tax credit	—	(5,316)
Deferred income taxes	6,448	62
Changes in operating assets and liabilities:
Accounts receivable	(8,293)	6,417
Prepaid expenses and other current assets	1,472	4,724
Inventories	(16,597)	(7,628)
Other assets and liabilities	1,263	(258)
Accounts payable	10,060	4,562
Accrued expenses	18,441	1,253
Net cash from operating activities	109,301	32,922

Cash flow from investing activities:
Purchases of property, plant and equipment	(53,807)	(8,551)
Acquisition of Ramaco Coal assets	(11,738)	—
Proceeds from sale of mineral rights	2,000	—
Net cash from investing activities	(63,545)	(8,551)

Cash flows from financing activities
Proceeds from borrowings	1,337	14,100
Payments of dividends	(9,996)	—
Repayment of borrowings	(9,407)	(23,523)
Repayments of financed insurance payable	(210)	(751)
Repayments of financing leased equipment	(2,718)	(409)
Restricted stock surrendered for withholding taxes payable	(2,821)	(327)
Net cash from financing activities	(23,815)	(10,910)

Net change in cash and cash equivalents and restricted cash	21,941	13,461
Cash and cash equivalents and restricted cash, beginning of period	22,806	6,710
Cash and cash equivalents and restricted cash, end of period	$44,747	$20,171

Reconciliation of Non-GAAP Measures

Adjusted EBITDA

Adjusted EBITDA is used as a supplemental non-GAAP financial measure by management and external users of our financial statements, such as industry analysts, investors, lenders and rating agencies. We believe Adjusted EBITDA is useful because it allows us to more effectively evaluate our operating performance.

We define Adjusted EBITDA as net income plus net interest expense, equity-based compensation, depreciation and amortization expenses and any transaction related costs. Its most comparable GAAP measure is net income. A reconciliation of net income to Adjusted EBITDA is included below. Adjusted EBITDA is not intended to serve as an alternative to GAAP measures of performance and may not be comparable to similarly-titled measures presented by other companies.

	Three months ended June 30,		Six months ended June 30,
(In thousands)	2022	2021	2022	2021

Reconciliation of Net Income to Adjusted EBITDA
Net income	$33,280	$9,942	$74,751	$14,085
Depreciation and amortization	9,783	5,955	18,463	12,110
Interest expense, net	1,937	283	3,068	485
Income tax expense	9,818	228	20,472	62
EBITDA	54,818	16,408	116,754	26,742
Stock-based compensation	2,286	1,522	4,173	2,577
Accretion of asset retirement obligations	755	154	990	305
Adjusted EBITDA	$57,859	$18,084	$121,917	$29,624

Non-GAAP revenue and cash cost per ton

Non-GAAP revenue per ton (FOB mine) is calculated as coal sales revenue less transportation costs, divided by tons sold. Non-GAAP cash cost per ton sold is calculated as cash cost of coal sales less transportation costs, divided by tons sold. We believe revenue per ton (FOB mine) and cash cost per ton provides useful information to investors as these enable investors to compare revenue per ton and cash cost per ton for the Company against similar measures made by other publicly-traded coal companies and more effectively monitor changes in coal prices and costs from period to period excluding the impact of transportation costs, which are beyond our control. The adjustments made to arrive at these measures are significant in understanding and assessing the Company’s financial condition. Revenue per ton sold (FOB mine) and cash cost per ton are not measures of financial performance in accordance with GAAP and therefore should not be considered as an alternative to revenue and cost of sales under GAAP. The tables below show how we calculate non-GAAP revenue and cash cost per ton:

Non-GAAP revenue per ton

	Three months ended June 30, 2022			Three months ended June 30, 2021
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Revenue	$137,714	$941	$138,655	$73,211	$2,846	$76,057
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(13,461)	—	(13,461)	(9,273)	(549)	(9,822)
Non-GAAP revenue (FOB mine)	$124,253	$941	$125,194	$63,938	$2,297	$66,235
Tons sold	578	5	584	664	21	686
Revenue per ton sold (FOB mine)	$215	$186	$215	$96	$109	$97

	Three months ended March 31, 2022
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Revenue	$150,929	$3,953	$154,882
Less: Adjustments to reconcile to Non-GAAP revenue (FOB mine)
Transportation costs	(17,131)	(239)	(17,370)
Non-GAAP revenue (FOB mine)	$133,798	$3,714	$137,512
Tons sold	573	10	583
Revenue per ton sold (FOB mine)	$234	$354	$236

Non-GAAP cash cost per ton(1)

	Three months ended June 30, 2022			Three months ended June 30, 2021
	Company	Purchased		Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total	Produced	Coal	Total

Cost of sales	$75,857	$787	$76,644	$55,298	$2,464	$57,762
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(13,459)	—	(13,459)	(9,274)	(549)	(9,823)
Non-GAAP cash cost of sales	$62,398	$787	$63,185	$46,024	$1,915	$47,939
Tons sold	578	5	584	664	21	686
Cash cost per ton sold	$108	$155	$108	$69	$91	$70

	Three months ended March 31, 2022
	Company	Purchased
(In thousands, except per ton amounts)	Produced	Coal	Total

Cost of sales	$77,863	$3,390	$81,253
Less: Adjustments to reconcile to Non-GAAP cash cost of sales
Transportation costs	(17,134)	(239)	(17,373)
Non-GAAP cash cost of sales	$60,729	$3,151	$63,880
Tons sold	573	10	583
Cash cost per ton sold	$106	$300	$110

(1)	Includes Ramaco Coal royalty costs for all periods prior to the Ramaco Coal acquisition date of April 29, 2022.

We do not provide reconciliations of our outlook for cash cost per ton to cost of sales in reliance on the unreasonable efforts exception provided for under Item 10(e)(1)(i)(B) of Regulation S-K. We are unable, without unreasonable efforts, to forecast certain items required to develop the meaningful comparable GAAP cost of sales. These items typically include non-cash asset retirement obligation accretion expenses, mine idling expenses and other non-recurring indirect mining expenses that are difficult to predict in advance in order to include a GAAP estimate.

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